Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INVENSENSE, INC.

InvenSense, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of the Corporation is InvenSense, Inc. The Corporation was originally incorporated under the same name; and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 5, 2004 and the first Amended and Restated Certificate of Incorporation, Certificate of Amendment to the Amended and Restated Certificate of Incorporation, Certificate of Amendment to the Amended and Restated Certificate of Incorporation and Certificate of Correction were filed with the Secretary of State of Delaware on November 30, 2006, March 5, 2007, April 23, 2007 and March 7, 2008, respectively.

SECOND:  That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendment and restatement of the Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated in its entirety to read as set forth in the attached Second Amended and Restated Certificate of Incorporation.

THIRD:  That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendment and restatement. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendment and restatement.

FOURTH:  That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Second Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 28th day of March, 2008.

INVENSENSE, INC.

By:	/s/: Steven Nasiri
Steven Nasiri, President

SECOND

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INVENSENSE, INC.

ARTICLE I.

The name of this Corporation is InvenSense, Inc., (this “Corporation”).

ARTICLE II.

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV.

A.  Classes of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is one hundred six million, eight hundred seventy-two thousand, one hundred sixty-three (106,872,163) shares. Seventy-six million, seven hundred thirty-five thousand, seven hundred forty-one (76,735,741) shares shall be Common Stock, each with a par value of one-tenth of one cent ($0.001) per share, and thirty million, one hundred thirty-six thousand, four hundred twenty-two (30,136,422) shares shall be Preferred Stock, each with a par value of one-tenth of one cent ($0.001) per share.

B.  Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of eight million sixty thousand (8,060,000) shares (the “Series A Preferred Stock”); the Series B Preferred Stock, which series shall consist of six million, five hundred sixty-six thousand, two hundred eighteen (6,566,218) shares (the “Series B Preferred Stock”); and the Series C Preferred Stock, which series shall consist of fifteen million, five hundred ten thousand, two hundred four (15,510,204) shares are as set forth below in this Section IV(B) (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”).

1.  Dividend Provisions.

  (a)  The holders of shares of Series C Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend or the transfer of cash or property by the Corporation to one or more of its stockholders without consideration (a “Distribution”) (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Series C Preferred Stock at the rate of $0.0984 per share per annum (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of Series C Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

  (b)  After payment of any dividends pursuant to Section IV(B)(1)(a), the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of the Corporation, at the rate of $0.08 per share per annum for the Series A Preferred Stock (as adjusted for any Recapitalizations) and at a rate of $0.14864 per share per annum for the Series B Preferred Stock (as adjusted for any Recapitalizations), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

  (c)  After payment of any dividends pursuant to Section IV(B)(1)(b), any additional dividends shall be distributed among all holders of Common Stock and all holders of Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such Preferred Stock were converted to Common Stock at the then effective conversion rate for each such series of Preferred Stock.

  (d)  Whenever a dividend or Distribution provided for in this Section IV(B)(1) shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

2.  Liquidation Preference.

  (a)  In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a “Liquidation Event”), the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution (or setting apart of any distribution) of any of the assets of this Corporation or proceeds of such Liquidation Event to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership thereof, (i) in the case of the holders of Series C Preferred Stock, an amount per share equal to the sum of (A) $1.225 (the “Original Series C Issue Price”) for each outstanding share of Series C Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share (subject to adjustment for Recapitalizations). If upon the occurrence of such Liquidation Event, the assets and funds or proceeds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation or proceeds legally available for distribution to stockholders shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(a).

  (b)  Upon the completion of the distribution required by Section IV(B)(2)(a), the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution (or setting apart of any distribution) of any of the assets of this Corporation or proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, (i) in the case of the holders of Series A Preferred Stock, an amount per share equal to the sum of (A) $1.00 (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share (subject to adjustment for Recapitalizations), and (ii) in the case of the holders of Series B Preferred Stock, an amount per share equal to the sum of (A) $1.858 (the “Original Series B Issue Price”) for each outstanding share of Series B Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share (subject to adjustment for Recapitalizations). If upon the occurrence of such Liquidation Event, the assets and funds or proceeds thus distributed among the holders of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation or proceeds legally available for distribution to stockholders shall be distributed ratably among the holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(b).

  (c)  Upon completion of the distributions (or setting apart of any distribution) required by Sections IV(B)(2)(b), all of the remaining assets and funds of this Corporation or proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

  (d) (i)  For purposes of this Section IV(B)(2), a Liquidation Event shall be deemed to have occurred, or to include (unless the holders of at least a majority of the Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of the Corporation by one or more entities by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or recapitalization, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) unless the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of transactions will, immediately after such transaction or series of transaction, hold (by virtue of securities issued in consideration of the Corporation’s securities) a majority of the voting power of the resulting or surviving entity, (B) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation, whether in a single transaction or in a series of related transactions, or (C) the closing of the transfer (whether by merger, consolidation or otherwise, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation and any transaction or series of related transactions the sole purpose of which is to create a holding Corporation that is owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction or series of related transactions), in a transaction or series of related transactions, to a person or group of affiliated persons, of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of the Corporation.

(ii)    In any Liquidation Event, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation; provided however, that any securities shall be valued as follows:

(A)                                                   The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1)    if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3)    if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation.

(B)                                                   The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section IV(B)(2)(c)(ii)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.

(iii)    In the event the requirements of this Section IV(B)(2)(c) are not complied with, this Corporation shall forthwith either:

(A)      cause such closing to be postponed until such time as the requirements of this Section IV(B)(2)(c) have been complied with; or

(B)      cancel such transaction, in which event the rights, preferences and privileges of the holders of the shares of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section IV(B)(2)(c)(iv) hereof.

(iv)    This Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than twenty (20) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3.  Redemption.

  (a)  Neither the Corporation nor the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

4.  Conversion.  The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

  (a)  Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each such series of Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price divided by two and one-half (2.5), the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price divided by two and one-half (2.5) and the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price; provided, however, that such Conversion Price shall be subject to adjustment as set forth in Section IV(B)(4)(d). The above adjustments of 2.5 for the Series A Conversion Price and Series B Conversion Price are to account for the 2.5x Common Stock dividend that was issued to holders of Common Stock in or about April, 2007.

  (b)  Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), the public offering price of which is not less than $2.45 (subject to adjustment for any Recapitalizations) and in which the gross proceeds to the Corporation are at least $25,000,000 in the aggregate (after deduction of underwriters commissions and expenses)(the “Qualified IPO”), or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Preferred Stock.

  (c)  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing, upon the occurrence of any event specified in Section IV(4)(b) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Upon the surrender of such certificate or certificates, there shall be issued and delivered to such holder promptly and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

  (d)  Conversion Price Adjustments of Preferred Stock.  The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)      (A) If this Corporation shall issue, after the date upon which any shares of Series C Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section IV(B)(4)(d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(E) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(E) immediately prior to such issuance (not including shares excluded from the definition of Additional Stock pursuant to Section IV(B)(4)(d)(ii)(B)), plus the number of shares of such Additional Stock.

(B)  No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections IV(B)(4)(d)(i)(E)(3) and IV(B)(4)(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section IV(B)(4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)  In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)  In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)  In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section IV(B)(4)(d)(i) and Section IV(B)(4)(d)(ii):

(1)  The aggregate maximum number of shares of Common Stock deliverable upon exercise, but without taking into account potential antidilution adjustments to the extent then exercisable of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections IV(B)(4)(d)(i)(C) and IV(B)(4)(d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights without taking into account potential antidilution adjustments for the Common Stock covered thereby.

(2)  The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange, but without taking into account potential antidilution adjustments to the extent then convertible or exercisable for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections IV(B)(4)(d)(i)(C) and IV(B)(4)(d)(i)(D)).

(3)  In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)  Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)  The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections IV(B)(4)(d)(i)(E)(1) and IV(B)(4)(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section IV(B)(4)(d)(i)(E)(3) or IV(B)(4)(d)(i)(E)(4).

(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section IV(B)(4)(d)(i)(E)) by this Corporation after the Purchase Date other than:

(A)                                                   shares of Common Stock issued pursuant to a transaction described in Section IV(B)(4)(d)(iii) hereof;

(B)                                                   shares of Common Stock issued or deemed issued to employees, consultants, officers or directors of this Corporation pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of this Corporation, so long as the number of shares of Common Stock issued, or deemed to have been issued, by reason of options granted on and after the Purchase Date pursuant to such plans is not greater than the sum of (i) 4,614,080 plus (ii) that number of shares of Common Stock, if any, which are subject to options outstanding on the Purchase Date that subsequently expire unexercised, plus (iii) that number of shares of Common Stock issued and outstanding pursuant to such plans as of the Purchase Date that are subsequently repurchased by the Corporation in connection with the termination of employment or other provision of services to the Corporation;

(C)                                                   shares of Common Stock issued in connection with (1) a Qualified IPO (2) the conversion of Preferred Stock to Common Stock, or (3) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D)                                                   shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities, including options, outstanding as of the Purchase Date;

(E)                                                   shares of Common Stock issued in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the affirmative vote of at least a sixty percent (60%) majority of the members of the Board of Directors; or

(F)                                                   stock, warrants or other securities or rights issued or granted to persons or entities in connection with equipment financing or leasing arrangements or strategic partnering transactions provided such issuances are for other than primarily equity financing purposes as approved by the affirmative vote of at least a sixty percent (60%) majority of the members of the Board of Directors.

(iii)    In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of

Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)    If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

  (e)  Other Distributions.  In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section IV(B)(4)(d)(iii), then, in each such case for the purpose of this Section IV(B)(4)(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

  (f)  Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section IV(B)(2) or this Section IV(B)(4)) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV(B)(4) with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section IV(B)(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

  (g)  No Impairment.  This Corporation will not, by amendment of this Second Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section IV(B)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

  (h)  No Fractional Shares and Certificate as to Adjustments,

(i)    No fractional shares shall be issued upon the conversion of any share or shares of series of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section IV(B)(4), this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

  (i)  Notices of Record Date.  In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

  (j)  Reservation of Stock Issuable Upon Conversion.  This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of series of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation.

  (k)  Notices.  Any notice required by the provisions of this Section IV(B)(4) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

5.  Voting Rights.

  (a)  General.  The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of series of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

  (b)  Election of Directors.  The authorized number of directors of the Company shall be fixed at five (5).

(i)      The holders of shares of Series A Preferred Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Corporation (each a

“Series A Designee” and collectively, the “Series A Designees”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office each such Series A Designee, to fill any vacancy caused by the resignation or death of each such Series A Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of each such Series A Designee.

(ii)      The holders of shares of Common Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Corporation (each a “Common Stock Designee” and collectively, the “Common Stock Designees”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office each such Common Stock Designee, to fill any vacancy caused by the resignation or death of each such Common Stock Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of each such Common Stock Designee; provided, however, that one such Common Stock Designee shall be the CEO of the Corporation; and provided further, that the other such Common Stock Designee shall be nominated by the holders of a majority of outstanding Common Stock of the Corporation and shall be reasonably approved in writing by the holders of a majority of outstanding shares of Series A Preferred Stock.

(iii)      The holders of shares of Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation (the “Series C Designee”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office the Series C Designee, to fill any vacancy caused by the resignation or death of the Series C Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of the Series C Designee.

  (c)  At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series A Preferred Stock then outstanding, shall constitute a quorum for the election of directors to be elected solely by the holders of the Series A Preferred Stock, (B) of holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum for the election of the directors to be elected solely by the holders of the Common Stock, and (C) of the holders of a majority of the shares of the Preferred Stock then outstanding, shall constitute a quorum for the election of directors to be elected solely by the holders of the Preferred Stock,.

6.  Protective Provisions.

  (a)  Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class:

(i)      alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely such shares of Series A Preferred Stock; or

(ii)      increase or decrease the total number of authorized shares of Series A Preferred Stock.

  (b)  Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting separately as a single class:

(i)      alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely such shares of Series B Preferred Stock; or

(ii)      increase or decrease the total number of authorized shares of Series B Preferred Stock.

  (c) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series C Preferred Stock are outstanding, this Corporation shall not (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting separately as a single class:

(i)      alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely such shares of Series C Preferred Stock; or

(ii)      increase or decrease the total number of authorized shares of Series C Preferred Stock.

  (d)  This Corporation shall not (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class:

(i)      create or authorize (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges which are pari passu or senior to the Series C Preferred Stock;

(ii)      redeem of any shares of Common Stock or Preferred Stock (other than repurchases of Common Stock pursuant to employment agreements);

(iii)      effect any Liquidation Event (as defined in this Section IV(B)(2)(d));

(iv)      amend or waive any provision of this Second Amended and Restated Certificate of Incorporation or this Corporation’s Bylaws so as to alter or change the rights, preferences or privileges of the Preferred Stock;

(v)      increase or decrease the authorized size of the Board of Directors;

(vi)      pay or declare any dividend or other distribution on any shares of Common Stock or Preferred Stock (other than pursuant to stock splits effected in the form of stock dividends for which appropriate adjustments are made);

(vii)      appoint a new chief executive officer, unless such appointment is approved by the Board of Directors;

(viii)      change this Corporation’s auditors, unless such change is approved by the Board of Directors; or

(ix)      make any material change in the nature of this Corporation’s business (as reflected in its annual operating plan), unless such change is approved by the Board of Directors.

7.  Status of Redeemed or Converted Stock.  In the event any shares of series of Preferred Stock shall be redeemed or converted pursuant to Sections IV(B)(3) or IV(B)(4), the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. This Second Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.  Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section IV(C).

1.  Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.  Liquidation Rights.  Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Section IV(B)(2).

3.  Redemption.  The Common Stock is not redeemable by the holder thereof.

4.  Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI.

A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C.    Subject to Section B(6) of Article IV of this Certificate of Incorporation, the Board of Directors of the Corporation is expressly authorized from time to time to make, alter or repeal any of the Bylaws of the Corporation; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein.

ARTICLE VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII.

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

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